Valgro Funds, Inc.
Articles of Incorporation

  CORPORATE NAME: Valgro Funds, Inc.

Initial Registered Agent:	Robert A. Rintel
Initial Registered Office:	474 N. Lake Shore Dr., Suite # 2003
Chicago, IL 60611
Cook County

  Purpose or purposes for which the corporation is organized:

  The purpose of this corporation is the transaction of any or all lawful business for which corporations can be incorporated under the Illinois Business Corporation Act.

  Paragraph 1: Authorized Shares, Issued Shares and Consideration Received:

	Par Value	Number of Shares	Number of Shares	Consideration to be
Class	per Share	Authorized	Proposed to be Issued	Received Therefor
common	$0	1 quadrillion (1015)	10,000	$100,000

  Paragraph 2: The preferences, qualifications, limitations, restrictions and special or relative rights in respect of the shares of each class are:

  These are common voting shares.

  OPTIONAL:

  (a) Number of directors constituting the initial board of directors of the corporation: 2

  (b) Names and addresses of the persons who are to serve as directors until the first annual meeting of shareholders or until their successors are elected and qualify:

Name	Residential Address	City, State, Zip
Robert Rintel	474 N. Lake Shore Dr., apt. 2003	Chicago, IL 60611
Max Noy	630 W. 246th St., apt. 423	Riverdale, NY 10471

  OPTIONAL:

  (a) It is estimated that the value of all property to be owned by the corporation for the following year wherever located will be:

  (b) It is estimated that the value of the property to be located within the State of Illinois during the following year will be:

  (c) It is estimated that the gross amount of business that will be transacted by the corporation during the following year will be:

  (d) It is estimated that the gross amount of business that will be transacted from places of business in the State of Illinois during the following year will be:

  OPTIONAL: OTHER PROVISIONS

  The board of directors shall be permitted to establish series of shares and to fix and determine the relative rights and preferences thereof, without a vote of shareholders.

  A majority vote of outstanding shares shall be sufficient to make any amendments to these articles for which applicable laws require a vote of shareholders. The board of directors shall be permitted to make any amendments to these articles for which applicable laws don't require a vote of shareholders.

  The board of directors shall be permitted to take any legal action without a vote of shareholders, except when applicable laws require a vote of shareholders.

  Every vote of shareholders shall be decided by counting "yes" and "no" votes actually cast, except when applicable laws require unvoted outstanding shares to count as "no" votes.

  Every vote of shareholders shall be decided by a simple majority, except when applicable laws require a higher threshold.

  Every vote of shareholders on a matter affecting some but not all of the series of shares shall require a separate vote count and approval by each affected series, except when applicable laws require otherwise.

  Every vote of shareholders on a matter affecting the corporation as a whole, meaning not less than all of the series of shares, shall be taken with all series lumped together, except when applicable laws require a separate vote count within each series.

  If any of these provisions is inapplicable to a situation, that shall not prevent any of the other provisions from applying to that situation.

  NAME(S) & ADDRESS(ES) OF INCORPORATOR(S)

  The undersigned incorporator(s) hereby declare(s), under penalties of perjury, that the statements made in the foregoing Articles of Incorporation are true:

  Dated August 21, 1999

Signature and Name	Address
Robert Rintel	474 N. Lake Shore Dr., apt. 2003
Chicago, IL 60611